UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

Iconix Brand Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, 3rd floor, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 10, 2015, the Company entered into an employment agreement with David K. Jones in connection with the Company’s employment of Mr. Jones as its Executive Vice President and Chief Financial Officer, effective July 6, 2015. The employment agreement provides that Mr. Jones will be employed for a term ending December 31, 2017 (the “Term”), subject to earlier termination as specified in the agreement. The employment agreement also provides for Mr. Jones to receive a base annual salary of no less than $575,000 per year through the end of the Term and for certain other benefits consistent with those provided to other senior executives of the Company. In addition, he is eligible to receive bonuses of up to 100% of his base salary or the maximum amount available under any executive bonus program generally applicable to the Company’s senior executives, provided that he will receive a minimum annual bonus of $125,000 for the period from commencement of his employment through December 31, 2015 and $250,000 for each of the 2016 and 2017 calendar years. Mr. Jones will also receive a one-time transition payment of $100,000.

Pursuant to the terms of the employment agreement, on its effective date Mr. Jones will be granted an award of time-vested restricted common stock units (“RSUs”) of the Company’s Common Stock, par value $.001 per share (“Common Stock”) with an aggregate fair market value of $875,000, and an award of performance-based restricted common stock units (“PSUs”) of the Company’s Common Stock with an aggregate fair market value of $875,000. The RSUs will vest in three annual installments on December 31 of 2015, 2016 and 2017 of RSUs with a fair market value of $175,000, $350,000 and $350,000, respectively. The PSUs will be eligible to vest, based on performance criteria, in three annual installments on December 31 of 2015, 2016 and 2017 of PSUs with a fair market value of $175,000, $350,000 and $350,000, respectively. Pursuant to the Restricted Stock Unit Agreement governing the RSUs, the RSUs are subject to Mr. Jones’ continuous employment with the Company on the applicable vesting date. Pursuant to the Performance Stock Unit Agreement governing the PSUs, the PSUs will be subject to vesting based on the Company’s achievement of designated performance goals with respect to free cash flow, EBITDA growth and EPS growth. The RSUs and PSUs are subject to acceleration under certain circumstances and forfeiture upon the termination of Mr. Jones’ employment under certain circumstances, in each case as set forth in the employment agreement.

The employment agreement also provides for Mr. Jones to receive certain severance payments if the Company terminates the employment agreement other than for cause. The employment agreement also contains confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 10, 2015, the Company appointed David K. Jones as the Company’s Executive Vice President and Chief Financial Officer effective July 6, 2015.

Mr. Jones, 46, served as Executive Vice President and Chief Financial Officer of Penske Automotive Group, Inc. from May 2011 to June 2015. Previously, Mr. Jones served in various capacities for Penske Automotive Group, Inc., including as Vice President and Chief Financial Officer for its international operations from October 2010 to May 2011, Vice President - Financial Compliance and Controls from April 2006 to May 2011 and Director of Financial Reporting from 2003 to April 2006. Prior to joining Penske, Mr. Jones was a Senior Manager at Andersen LLP, an accounting and financial advisory services firm, which he joined in 1991.

Upon the effective date of the employment agreement with Mr. Jones, Mr. David Blumberg will step down as the Company’s Interim Chief Financial Officer but will retain his role as the Company’s Executive Vice President – Head of Strategic Development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By:	/s/ Neil Cole
Neil Cole
President and Chief Executive Officer

Date: June 17, 2015